Exhibit 99.1

ATP Announces Deepwater Development Update and Fourth Quarter and Annual 2009 Results

HOUSTON--(BUSINESS WIRE)--March 12, 2010--ATP Oil & Gas Corporation (NASDAQ:ATPG) today issued its annual 2009 results, a 376% reserve replacement ratio, and announced that its major deepwater Gulf of Mexico development, the Telemark Hub, is on schedule for first production later this month. At ATP’s other deepwater development, the Canyon Express Hub, the MC 217 #3 well was placed on initial production March 11, 2010 at 30 MMcf/d gross.

Telemark Hub Update

ATP’s major deepwater Gulf of Mexico development, the Telemark Hub, is on schedule to commence production during March 2010 from the Atwater Valley 63 # 4 well. This well was tested in February at a gross rate in excess of 10,700 Boe/d from two zones. The ATP Titan, the Telemark Hub’s state-of-the-art floating production and processing facility, is in the final stages of commissioning following the installation of all major production and processing components. The sales pipelines have been hydro-tested and dewatered.

The initial sections of the Nabor’s platform rig 202 began arriving this week. Following erection of the drilling rig on the ATP Titan over the next several weeks, ATP will begin the process of re-entering and completing the Mississippi Canyon (“MC”) 941 #3 well. The MC 941 #3 well, which has been drilled and cased, is expected to commence production in the second quarter 2010. In September 2009, this well encountered 266’ of net pay, triple the amount of net pay found in the original control well.

ATP operates the Telemark Hub with a 100% working interest and owns 100% of the ATP Titan and associated pipelines and infrastructure.

Canyon Express Hub Update

At King’s Peak, the MC 217 #3 well began production through the Canyon Express pipeline on March 11, 2010 at a gross rate of 30 MMcf/d. At Aconcagua, MC 305, two additional wells, the #3 and #4, are scheduled to resume production at a rate of 30 MMcf/d gross, bringing the entire Canyon Express Hub production rate up to 60 MMcf/d gross.

ATP operates the Canyon Express Hub with a greater than 50% working interest in the wells and associated pipelines, which have a throughput capacity of approximately 500 MMcf/d.

Results of Operations

Oil revenues rose to 75% of total oil and gas revenues in 2009 compared with 56% in 2008. Oil and gas production for 2009 was 5.9 MMBoe compared to 9.6 MMBoe for 2008. In the fourth quarter 2009, ATP produced 1.3 MMBoe compared to 0.9 MMBoe in the fourth quarter 2008. With the startup of production at the Telemark Hub, ATP anticipates a further increase in its oil revenues as a percent of total revenues as well as its oil to gas production ratio during 2010.

Lease operating expense was $85.0 million for 2009 and $24.5 million for the fourth quarter 2009, compared to $91.2 million for 2008 and $18.1 million for the fourth quarter 2008. Lease operating expense for 2009 decreased compared to 2008 primarily due to the sale of 80% of the two North Sea properties mentioned above and from reduced fuel and chemical costs in the Gulf of Mexico. These cost decreases were partially offset by increases related to insurance premiums and nonrecurring workover activities at various Gulf of Mexico and North Sea properties.

General and administrative expense was $44.2 million for 2009 and $19.1 million for the fourth quarter of 2009, compared to $41.7 million for 2008 and $14.4 million for the fourth quarter of 2008. The general and administrative expense increased in 2009 compared to 2008 due primarily to the payment of third party fees related to ATP’s debt modification in the fourth quarter 2009.

Interest expense decreased to $40.9 million in 2009 compared to $100.7 million in 2008 primarily due to 2009 capitalized interest of $110.1 million compared to capitalized interest of $44.6 million in 2008. Capitalized interest in 2009 increased due to higher average construction work-in-progress balances.

ATP recorded a net loss attributable to common shareholders of $51.8 million or $1.24 per basic and diluted share for 2009, compared to net income of $121.7 million or $3.43 per basic and $3.39 per diluted share for 2008. For the fourth quarter, ATP recorded a net loss of $40.0 million or $0.80 per basic and diluted share, compared to net income of $50.2 million or $1.41 per basic and diluted share for the fourth quarter 2008. Fourth quarter results were impacted by delays related to a well recompletion at ATP’s Gomez Hub. The recompletion of the MC 711 #4 well was successful in January 2010 and, as a result, the comingled well tested at a net rate in excess of 4,600 Boe/d.

The net loss for the fourth quarter 2009 was impacted by several nonrecurring items research analysts typically exclude from their published estimates including an after-tax impairment at several Gulf of Mexico shelf properties of $24.1 million, an after-tax gain on the sale of properties of $8.5 million, an after-tax expense of $4.0 million relating to debt modification and an unrealized after-tax loss on derivatives of $10.1 million. Accordingly, net loss before these nonrecurring items, a non-GAAP measure, in the fourth quarter 2009 was $10.3 million or $0.20 per basic and diluted share. For the same metric in 2008, ATP recorded net income of $78.4 million or $2.21 per basic and $2.20 per diluted share. A reconciliation of non-GAAP net income is provided below:

Reconciliation of Non-GAAP Net Income (Loss) Attributable to Common Shareholders
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income (loss) attributable to common shareholders	$(39,966)	$50,157	$(51,817)	$121,705
Adjustments to net income, net of tax at statutory rates:
Other revenues - insurance recoveries	-	(21,001)	(8,882)	(21,584)
Impairment of oil and gas properties	24,083	81,437	29,769	81,288
(Gain) loss on abandonment	(50)	7,138	1,867	8,639
Gain on disposal of properties	(8,450)	(59,536)	(8,192)	(59,641)
Loss on debt extinguishment	-	-	-	15,743
Debt modification costs	4,046	-	4,046	-
Unrealized derivatives expense	10,056	20,170	25,075	8,028
Pro forma net income (loss) attributable to common shareholders	$(10,281)	$78,365	$(8,134)	$154,178

Pro forma net income (loss) per share attributable to common shareholders:
Basic	$(0.20)	$2.21	$(0.16)	$4.35
Diluted	$(0.20)	$2.20	$(0.16)	$4.30

Weighted average shares outstanding:
Basic	50,208	35,506	50,208	35,457
Diluted	50,208	35,608	50,208	35,868

ATP's selected operating statistics and financial information below contain additional information on the company’s activities for the year and fourth quarter of 2009 and the comparable periods in 2008.

Selected Financial Data	Three Months Ended		Year Ended
(Unaudited)	December 31,		December 31,
	2009	2008	2009	2008

Production
Natural gas (MMcf)	3,006	2,782	15,119	31,862
Gulf of Mexico	2,177	1,026	11,988	16,760
North Sea	829	1,756	3,131	15,102

Oil and condensate (MBbls)	748	409	3,353	4,266
Gulf of Mexico	746	403	3,344	4,232
North Sea	2	6	9	34

Natural gas, oil and condensate
MMcfe	7,497	5,249	35,237	57,468
MBoe	1,250	875	5,873	9,578

Average Prices (1)
Natural gas (per Mcf)	$4.70	$6.18	$4.40	$8.02
Gulf of Mexico	4.50	11.59	4.16	9.68
North Sea	5.20	3.00	5.34	6.18
Oil and condensate (per Bbl)	70.47	68.80	57.28	71.85

Natural gas, oil and condensate
Per Mcfe	$8.91	$8.63	$7.34	$9.78
Per Boe	53.46	51.78	44.03	58.68

Deferred Revenue Recognized ($000's)
Natural gas	$1,199	$(48)	$7,244	$3,795
Oil and condensate	6,299	3,368	32,649	18,976
Total	7,498	3,320	39,893	22,771

Gain (Loss) on Oil and Gas Derivatives ($000's)
Natural gas contracts
Realized or settled during the period	$4,080	$(314)	$43,707	$(5,632)
Unrealized	2,047	28,531	(15,162)	11,448
Oil and condensate contracts
Realized or settled during the period	(4,402)	64,467	(6,146)	83,286
Unrealized	(17,436)	5,537	(23,111)	-
Total	(15,711)	98,221	(712)	89,102

(1) Includes the effect of cash flow hedges in 2008.  Effective January 1, 2009, four U.K. contracts are accounted for as hedges and aggregate net income settlements of $0.2 million and $1.7 million are reflected in the average oil and gas prices noted above for the three months and year ended December 31, 2009, respectively.

Proved Reserves

ATP reported independent third-party proved reserves at year-end 2009 of 135.2 MMBoe. ATP’s proved reserves are located 62% in the deep waters of the Gulf of Mexico, 6% on the Gulf of Mexico shelf and 32% in the North Sea. The December 31, 2009 pre-tax PV-10 was determined using SEC pricing. All of the proved reserves shown below were prepared by independent reservoir engineers whose certification letters are available on ATP’s web site.

Proved Reserves by Region
Prepared by independent reservoir engineers
December 31, 2009

	Gulf of Mexico			North Sea			Consolidated
Proved	MBbls	MMcf	MBoe	MBbls	MMcf	MBoe	MBbls	MMcf	MBoe
Developed	7,826	44,517	15,246	4	12,745	2,128	7,830	57,262	17,374
Undeveloped	44,614	188,522	76,033	25,498	97,497	41,749	70,112	286,019	117,781
Total	52,440	233,039	91,279	25,502	110,242	43,877	77,942	343,281	135,155

Standardized measure
($'s in thousands)
Developed			$404,218			$28,963			$433,181
Undeveloped			1,217,306			338,649			1,555,955
Pre-tax PV-10			1,621,524			367,612			1,989,136

Future income taxes, discounted at 10%			(98,443)			(116,191)			(214,634)

Standardized measure			$1,523,081			$251,421			$1,774,502

ATP achieved a 376% reserve replacement ratio from all sources in 2009, based on net additions of 22.0 MMBoe. A reconciliation of ATP’s reserve replacement ratio and the changes in proved reserves from December 31, 2008 to December 31, 2009 is provided below.

Changes in 2009 Proved Reserves
(MBoe)

Proved Reserves 12/31/08		118,937

Revisions, extensions and discoveries	22,027
Acquisitions	63
Additions from all sources		22,090

2009 Production		(5,873)
Proved Reserves 12/31/09		135,155

Production Replacement Ratio
(MBoe)

Additions from all sources		22,090
2009 Production		5,873
Production Replacement Ratio		376%

Transactions

During 2009, ATP closed a series of capital market, asset monetization, and financing transactions, a summary of which is provided below:

First Quarter

  Raised $149 million from the sale of a redeemable noncontrolling interest in ATP-IP. ATP continues to hold a 51% interest in ATP-IP, the entity that owns the ATP Innovator;

Second Quarter

  Completed a $68 million common stock issuance, net of fees and expenses;
  Conveyed limited-term net profits interests (“NPIs”) to three vendors in exchange for their services for a total expected value of approximately $200 million;

Third Quarter

  Executed an agreement with the contractor to defer approximately $99 million of Octabuoy hull construction costs without delaying the construction schedule;
  Realized $75 million, net of fees and expenses, from monetizing both the oil and natural gas pipelines that service ATP’s Gomez Hub;
  Raised $93 million by selling common stock and $136 million by selling convertible perpetual preferred stock, net of fees and expenses;

Fourth Quarter

  Conveyed a limited-term dollar denominated overriding royalty interest for $15 million;
  Sold a 25% working interest in the deep operating rights in one of our properties for $13 million.

ATP has continued this monetization program in 2010. On January 6, 2010, ATP completed a $140 million limited-term overriding royalty interest transaction. ATP intends to monetize other assets, primarily the ATP Titan or other Telemark Hub infrastructure, and potentially other overriding royalty and net profits interests in 2010.

As a result of the above transactions, ATP reduced its Term Loans from $1.4 billion at December 31, 2008 to $1.2 billion at December 31, 2009. Substantially all of this reduction related to the Asset Sale Facility tranche of our Term Loan Facility falling from $326.7 million at year-end 2008 to $160.7 million at year-end 2009. Additional reductions in 2010 have decreased the outstanding balance to $146.0 million as of March 11, 2010. ATP was in compliance with the covenants of its Term Loans and expects to remain in compliance throughout 2010.

Hedging and Derivative Update

Since ATP announced third quarter earnings on November 5, 2009, ATP has been active in the U.S. derivatives market, hedging 3.1 million Bbls of crude oil at prices ranging from $73.15 per Bbl to $81.00 per Bbl and 3.7 Bcf of natural gas at $5.42 per MMBtu. ATP plans to add additional hedges throughout 2010 to coincide with the ramp-up in production at the Telemark Hub.

In addition, ATP unwound 2.1 MMMBtu of natural gas collars in the U.K. and replaced them with 1.8 Bcf of natural gas swaps at an average price of $5.45 per MMBtu. A detailed hedge and derivative schedule is provided near the end of this press release.

4th Quarter and Year-End 2009 Conference Call

ATP management will host a conference call on Friday, March 12th at 10:00 am CT to discuss the company's year-end 2009 results followed by a Q&A session.

Date: Friday, March 12, 2010

Time: 11:00 am ET; 10:00 am CT; 9:00 am MT and 8:00am PT

ATP invites interested persons to listen to the live webcast on the company's website at www.atpog.com. Phone participants should dial 877-675-4757. A digital replay of the conference call will be available at 888-203-1112, ID# 9413300, for a period of 24 hours beginning at 1:00 pm CT, and the webcast will be archived for 30 business days at www.atpog.com.

About ATP Oil & Gas Corporation

ATP Oil & Gas is focused on development and production of oil and natural gas in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. During December 2008, the SEC issued the final rule, “Modernization of Oil and Gas Reporting” and we have adopted it as of December 31, 2009. Those new regulations allow, among other things, disclosure of probable and possible reserve quantities in reports filed with the SEC. While we do not include such reserves in our filings with the SEC, our publicly available independent third party reservoir engineering reports set forth probable and possible reserve quantities. We and our independent third party reservoir engineers use the term “probable” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that, by their nature, are more speculative than estimates of proved reserves. All estimates of reserves in this news release have been prepared by our independent third party engineers. More information about the risks and uncertainties relating to ATP's forward-looking statements is found in our SEC filings.

CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)
	December 31,	December 31,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$108,961	$214,993
Restricted cash	10,504	-
Accounts receivable (net of allowance of $291 and $352, respectively)	52,551	93,915
Deferred tax asset	101,956	39,150
Derivative asset	1,321	15,366
Other current assets	10,615	11,954
Total current assets	285,908	375,378

Oil and gas properties:
Oil and gas properties (using the successful efforts method of accounting):
Proved properties	3,609,131	2,802,315
Unproved properties	13,910	14,705
	3,623,041	2,817,020
Less accumulated depletion, impairment and amortization	(1,137,269)	(944,817)
Oil and gas properties, net	2,485,772	1,872,203

Furniture and fixtures (net of accumulated depreciation)	342	470
Deferred financing costs, net	16,378	13,493
Other assets, net	14,747	14,066
Total assets	$2,803,147	$2,275,610

Liabilities and Equity

Current liabilities:
Accounts payable and accruals	$212,736	$277,914
Current maturities of term loans	16,838	10,500
Asset retirement obligation	43,418	32,854
Derivative liability	16,216	8,114
Deferred tax liability	-	-
Other current liabilities	23,094	9,537
Total current liabilities	312,302	338,919

Term loans	1,199,847	1,356,130
Other long-term obligations	274,942	2,582
Asset retirement obligation	106,781	99,254
Deferred tax liability	146,764	101,953
Derivative liability	7,646	1,194
Deferred revenue	19,336	59,229
Total liabilities	2,067,618	1,959,261

Temporary equity-redeemable noncontrolling interest	139,598	-

Shareholders' equity:
Convertible preferred stock, $0.001 par value	140,000	-
Common stock, $0.001 par value	51	36
Additional paid-in capital	574,451	400,334
Retained earnings	(22,173)	29,644
Accumulated other comprehensive loss	(95,487)	(112,754)
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	595,931	316,349

Total equity	735,529	316,349
Total liabilities and equity	$2,803,147	$2,275,610

CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Oil and gas revenues	$74,327	$48,630	$298,490	$584,823
Other	-	32,309	13,664	33,206
	74,327	80,939	312,154	618,029

Costs and operating expenses:
Lease operating	24,493	18,085	84,956	91,196
Exploration	-	-	264	48
General and administrative	19,055	14,374	44,211	41,653
Depreciation, depletion and amortization	32,347	24,337	152,780	246,434
Impairment of oil and gas properties	37,051	125,059	45,799	125,059
Accretion of asset retirement obligation	2,736	2,774	11,676	15,566
Loss on abandonment	(77)	10,980	2,872	13,289
Gain on disposal of properties	(13,000)	(119,233)	(12,433)	(119,233)
Other, net	(871)	160	(742)	(99)
	101,734	76,536	329,383	413,913
Income (loss) from operations	(27,407)	4,403	(17,229)	204,116

Other income (expense):
Interest income	155	525	710	3,476
Interest expense (net)	(9,087)	(21,760)	(40,884)	(100,729)
Derivative income (expense)	(15,711)	98,222	(712)	89,035
Loss on extinguishment of debt	-	-	-	(24,220)
	(24,643)	76,987	(40,886)	(32,438)

Income (loss) before income taxes	(52,050)	81,390	(58,115)	171,678
Income tax (expense) benefit:
Current	(523)	1,679	(545)	(1,969)
Deferred	18,963	(32,912)	23,079	(48,004)
Total	18,440	(31,233)	22,534	(49,973)

Net income (loss)	(33,610)	50,157	(35,581)	121,705
Less income attributable to the redeemable noncontrolling interest	(3,562)	-	(13,380)	-
Less preferred stock dividends	(2,794)	-	(2,856)	-
Net income (loss) attributable to common shareholders	$(39,966)	$50,157	$(51,817)	$121,705

Net income (loss) per share attributable to common shareholders:
Basic	$(0.80)	$1.41	$(1.24)	$3.43
Diluted	$(0.80)	$1.41	$(1.24)	$3.39

Weighted average shares outstanding:
Basic	50,208	35,506	41,853	35,457
Diluted	50,208	35,608	41,853	35,868

CONSOLIDATED CASH FLOW DATA
(In Thousands)
(Unaudited)
	Twelve Months Ended
	December 31,
	2009	2008

Cash flows from operating activities:
Net income (loss)	$(35,581)	$121,705
Adjustments to operating activities	198,154	345,099
Changes in assets and liabilities	(1,431)	80,163
Net cash provided by operating activities	161,142	546,967

Cash flows from investing activities:
Additions to oil and gas properties	(636,615)	(917,523)
Proceeds from disposition of oil and gas properties	13,000	471,846
Additions to furniture and fixtures	(147)	(170)
(Increase) decrease in restricted cash	(10,504)	13,837
Net cash used in investing activities	(634,266)	(432,010)

Cash flows from financing activities:
Proceeds from term loans	19,000	1,639,750
Payments of term loans	(176,511)	(1,680,190)
Deferred financing costs	(6,491)	(15,523)
Issuance of common stock, net of costs	170,629	-
Issuance of preferred stock, net of costs	135,549	-
Net profits interest payments	(1,929)	(13,397)
Sale of redeemable noncontrolling interest, net of costs	148,751	-
Partner distributions	(18,970)	-
Proceeds from pipeline transaction	74,511	-
Proceeds from dollar - denominated overriding royalty transaction	14,500	-
Principal payments - dollar-denominated overriding royalty transaction	(369)	-
Exercise of stock options	3	33
Net cash provided by financing activities	358,673	(69,327)

Effect of exchange rate changes on cash	8,419	(30,086)

Net decrease in cash and cash equivalents	(106,032)	15,544
Cash and cash equivalents, beginning of period	214,993	199,449

Cash and cash equivalents, end of period	$108,961	$214,993

Hedges, Derivatives and Fixed Price Contracts

	2010					2011
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	1,800	1,815	1,830	1,830	7,275	900				900
Price ($/MMBtu)	$5.37	$5.57	$5.57	$5.57	$5.52	$5.41				$5.41

Crude Oil
Volumes (MBbls)	267	364	414	414	1,459	338	341	345	345	1,369
Price ($/Bbl)	$78.83	$75.13	$77.83	$77.83	$77.34	$78.76	$78.76	$78.76	$78.76	$78.76

Crude Oil
Volumes (MBbls)	273	182	184	184	823	270	273	184	184	911
Price ($/Bbl)	$68.64	$70.00	$70.00	$70.00	$69.55	$77.33	$77.33	$80.00	$80.00	$78.41
Reparticipation calls ($/Bbl)	$101.48	$110.00	$110.00	$110.00	$107.18	$111.67	$111.67	$110.00	$110.00	$110.99

Collars
Natural Gas
Volumes (MMMBtu)	450	1,365	1,380	1,380	4,575	1,350				1,350
Floor Price ($/MMBtu)	$4.00	$4.75	$4.75	$4.75	$4.68	$4.75				$4.75
Ceiling Price ($/MMBtu)	$7.00	$7.95	$7.95	$7.95	$7.86	$7.95				$7.95

Puts
Crude Oil
Volumes (MBbls)	90	91	92	92	365
Floor Price ($/Bbl)	$24.70	$24.70	$24.70	$24.70	$24.70

North Sea
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	270	728	736	736	2,470	450				450
Price ($/MMBtu)(1)	$6.60	$5.88	$5.88	$5.88	$5.96	$5.45				$5.45

The above are ATP's outstanding financial and physical commodity contracts.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
(1) Assumes USD $1.50 to GBP 1.00 currency translation rate.

CONTACT:
ATP Oil & Gas Corporation, Houston
Chairman and CEO
T. Paul Bulmahn, 713-622-3311
or
Chief Financial Officer
Albert L. Reese Jr., 713-622-3311
www.atpog.com